Exhibit 10.2

AGREEMENT REGARDING DEBT AND SERIES H PREFERRED STOCK

This Agreement Regarding Debt and Series H Preferred Stock (the “Agreement”), is made as of October 10, 2019, by and among FTE Networks, Inc., a Nevada corporation (the “Company”), Fred Sacramone (“Sacramone”) and Brian McMahon (“McMahon).

R E C I T A L S:

WHEREAS, the Company has received that certain Proposal For Surrender Of Collateral And Strict Foreclosure (the “Proposal”), dated as of October 10, 2019, to the Company, and the other parties thereto, from Lateral Juscom Feeder LLC, a Delaware limited liability company, as the administrative agent (in such capacity, the “Agent”), and the other lender parties under the Credit Agreement referenced below.

WHEREAS, the Agent, the lenders from time to time party thereto (including their respective successors and assigns, the “Lenders”) and the Company, Benchmark Builders, Inc. (as used herein, the term “Benchmark” refers to Benchmark Builders, Inc. and its successors, including by merger) and Jus-Com, Inc. (“Jus-Com,” and together with the Company and Benchmark, the “Borrower”) have entered into that certain Amended and Restated Credit Agreement, dated as of July 2, 2019 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”; capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement), pursuant to which, among other things, (i) the Credit Agreement amended and restated that certain Credit Agreement dated as of October 28, 2015 (as amended, restated, supplemented or otherwise modified prior to the Credit Agreement, the “Original Credit Agreement”) and (ii) the Lenders agreed, subject to the terms and conditions set forth in the Credit Agreement, to make certain financial accommodations to the Credit Parties;

WHEREAS, on or around July 31, 2019, certain judgments in the aggregate amount of approximately $4.2 million were entered against the Company in favor of six holders of convertible notes of the Company, and the Company failed to satisfy, vacate or stay the first such judgment entered within 30 days, thereby triggering an Event of Default under the Credit Agreement (the “Existing Default”);

WHEREAS, pursuant to the Proposal, and by virtue of the Existing Default, the Lenders are planning to foreclose on and transfer (i) to Benchmark Holdings LLC (“Benchmark Holdings”), all of FTE’s (a) equity interests in Benchmark (the “Benchmark Equity”) and (b) cash on hand at the Company in excess of specified levels, as more particularly provided in the Proposal (“FTE Cash” and, together with the Benchmark Equity, the “Benchmark Subject Collateral”) and (ii) to Lateral Builders LLC (“Lateral Holdings” and, together with Benchmark Holdings, the “Foreclosing Lenders”), all of the Credit Parties’ interests in certain commercial tort litigation claims, fraud claims, and insurance claims as specified in the Proposal (the “Lateral Subject Collateral” and, together with the Benchmark Subject Collateral, the “Subject Collateral”), in each case free and clear of all liens, claims, interests and encumbrances to the full extent provided under applicable law, in full satisfaction of the Obligations, pursuant to Article 9-620 of the UCC, as adopted in the State of New York (the “New York UCC”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. RECITALS Incorporated. The recitals and prefatory phrases and paragraphs set forth above are hereby incorporated in full, and made a part of, this Agreement.

Section 2. treatment of indebtedness

2.1. Acknowledgment of Obligations. The parties hereto acknowledge, confirm and agree that as of the close of business on October 9, 2019, the Company is indebted to Sacramone and McMahon in the amounts set forth below:

Amended Sacramone Note: $1,030,000

Principal and Interest
Benchmark Seller Notes	46,982,640
McMahon A	9,498,140
Sacramone A	4,749,070
McMahon B	21,823,620
Sacramone B	10,911,810

2.2. Partial Discharge and Release.

(a) Subject to Section 2.3, Sacramone, solely in his individual capacity and subject to the consummation of the Proposal in accordance with the terms therein pursuant to which, among other things, the Lenders shall have acquired 100% of the ownership of the Benchmark Subject Collateral free and clear of all liens (the “Proposal Effectiveness”), absolutely and unconditionally releases and forever discharges the Company and its affiliates from all obligations represented by the Amended Sacramone Note payable to Sacramone identified in Section 2.1 above, and the Company and its affiliates shall have no further obligations to Sacramone arising out of said Amended Sacramone Note.

(b) Subject to Section 2.3, McMahon, solely in his individual capacity and subject to the Proposal Effectiveness, absolutely and unconditionally releases and forever discharges the Company and its affiliates from $ 18,982,640 in the aggregate of the indebtedness represented by the Amended Series B Benchmark Notes held by McMahon identified in Section 2.1 above, and the Company and its affiliates shall have no further obligations to McMahon arising out of such amount owed under such Amended Series B Benchmark Notes.

2.3. Contingent Retention of Indebtedness

(a) The balance of the amounts owed to Sacramone and McMahon pursuant to the Amended Series A Benchmark Notes and the Amended Series B Benchmark Notes that were not released and discharged pursuant to Section 2.2, amounting in the aggregate to Twenty Eight Million Dollars ($28,000,000) (collectively, the “Remaining Indebtedness”) shall remain the obligations of the Company, and shall not be discharged and released pursuant to this Agreement, except as otherwise provided in Section 2.3(c) below. Until discharged or paid, the Remaining Indebtedness shall continue to accrue interest and other fees and charges as provided therein, and shall otherwise remain in full force and effect.

(b) Sacramone and McMahon agree to forbear from exercising any remedies against the Company and its affiliates in connection with the Remaining Indebtedness until December 31, 2019.

(c) Sacramone and McMahon agree that the Remaining Indebtedness will automatically, without the need for further action on the part of the Company or any other person, be absolutely and unconditionally released and forever discharged effective December 31, 2019 (the “Termination Date”) unless both of the following conditions are satisfied on or before the Termination Date: (1) on or before November 10, 2019 , the Company enters into a business combination transaction that enables the Company’s common stock to remain listed on the NYSE American stock exchange or the Company’s common stock is then listed on any other U.S. national securities exchange; and (2) such business combination transaction is consummated on or before December 31, 2019 (a business combination transaction satisfying both such conditions being herein referred to as a “Qualified Business Combination”).

Section 3. Series H Preferred Stock

3.1. Repurchase Right.

(a) Each of Sacramone and McMahon agrees that, if a Qualified Business Combination has not yet occurred before the Termination Date, then from the Termination Date until 180 days thereafter (the “Exercise Period”), the Company or its assignee will repurchase all the shares of Series H Preferred Stock (“Series H Shares”) that he owns, at a purchase price of One Dollar ($1.00) per share. With respect to each Series H Share subject to repurchase pursuant to this Section 3.1, the Company (or its assignee) may exercise its repurchase right by delivery of written notice to the holder of such Series H Share at any time during the Exercise Period (which notice may be delivered by certified mail, overnight delivery, telecopier or e-mail), which notice shall contain an irrevocable offer to purchase the Series H Shares. All the rights of the holder of any such Series H Shares, other than the right to receive payment for such Series H Shares, will terminate as of the date of delivery by the Company of the written notice described in this paragraph (“Notice Date”).

(b) If Sacramone or McMahon becomes obligated to transfer Series H Shares to the Company or its assignee pursuant to this Section 3.1, he agrees to endorse in blank the certificates evidencing the Series H Shares to be sold and deliver those certificates to the Company or its assignee within five business days of the Notice Date, and the Company shall contemporaneously deliver the purchase price for such Series H Shares. Upon such delivery, full right, title and interest in such Series H Shares will pass to the Company or its assignee. If a holder of Series H Shares fails to deliver those shares in accordance with the terms of this Section 3.1, the Company or its assignee may, at its option, in addition to all other remedies it may have, either (i) send to that holder the purchase price for such Series H Shares, as herein specified, or (ii) deposit such amount with a trustee or escrow agent for the benefit of that holder for release upon delivery of Series H Shares in accordance with the terms of this Agreement. Thereupon, the Company or its assignee, upon written notice to the holder, will (x) cancel on its books the certificate or certificates representing the Series H Shares required to be transferred, and (y) issue, in lieu thereof, in the name of the Company (or its assignee) a new certificate or certificates representing such Series H Shares.

Section 4. Miscellaneous

4.1. Further Assurances. The parties hereto shall execute and deliver such additional documents and take such further action as may be necessary or desirable to effectuate the provisions and purposes of this Agreement.

4.2. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

4.3. Reviewed by Attorneys. Each party has been afforded an opportunity to discuss this Agreement with, and have this Agreement reviewed by, such attorneys and other persons as such party may wish, and has entered into this Agreement and executed and delivered all documents in connection herewith, of its own free will and accord and without threat, duress or other coercion of any kind by any Person. The parties hereto acknowledge and agree that this Agreement shall not be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and any other documents executed pursuant hereto or in connection herewith.

4.4. Final Agreement. This Agreement represents the final agreement between the parties hereto with respect to its subject matter and may not be contradicted by evidence of prior or contemporaneous oral agreements among the parties. There are no oral agreements between the parties hereto with respect to the subject matter of this Agreement.

4.5. Governing Law and Jurisdiction.

(a) Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement and all transactions and agreements contemplated hereby, including its validity, interpretation, construction, performance and enforcement (including any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

(b) Submission to Jurisdiction. Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America sitting in the Southern District of New York and each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto irrevocably waive any objection, including an objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the brining of any such action or proceeding in such jurisdictions.

4.6. Headings. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

4.7. Counterparts. This Agreement may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement is executed and delivered as of the day and year first above written.

FTE NETWORKS, INC.

By:	/s/ Maria Fernandez
Name:	Maria Fernandez
Title:	Corporate Secretary

/s/ Fred Sacramone
FRED SACRAMONE

/s/ Brian McMahon
BRIAN MCMAHON

Signature Page to Agreement Regarding Debt

and Series H Preferred Stock